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                                                                    Exhibit 99.0

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Citizens Federal Savings
  and Loan Association
Delphos, Ohio

We have audited the accompanying statements of financial condition of Citizens Federal Savings and Loan Association (the Association), Delphos, Ohio, as of September 30, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for each of the three fiscal years in the period ended September 30, 1995. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens Federal Savings and Loan Association as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                    /s/ Lentol, Violet, Kienitz & Company

                                    LENTOL, VIOLET, KIENITZ & COMPANY

Lima, Ohio
November 15, 1995,
  except for Note 1, as to
  which the date is July 2, 1996.